Exhibit 99.1

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cloud

You should read the following discussion and analysis of Cloud’s (as defined below) financial condition and results of operations together with Cloud’s audited combined financial statements, unaudited condensed combined financial statements, and related notes appearing as exhibits to this Form 8-K/A. Some of the information contained in this discussion and analysis or set forth elsewhere in this Form 8-K/A, including information with respect to Cloud’s plans and strategy for Cloud’s business, includes forward-looking statements that involve risks and uncertainties. Cloud has historically existed and functioned as part of the consolidated business of Applied Digital Corporation (“Applied Parent”). The accompanying combined financial statements are prepared on a standalone basis and are derived from Applied Parent’s historical accounting records. Cloud has not previously operated as a separate standalone legal entity and has been comprised of three wholly owned subsidiaries of Applied Parent: Applied Digital Cloud Corporation, SAI Computing LLC, and SAI Computing Holdings LLC. The combined financial statements are presented as carve-out financial statements and reflect the combined historical operations, financial position and cash flows of Cloud for the periods presented in conformity with GAAP. Therefore, the combined financial statements may not be indicative of Cloud’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as a standalone business during the period presented. As a result of many factors, including those factors set forth in the “Risk Factors” section of the definitive information statement on Schedule 14C filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 3, 2026 (the “Information Statement”), Cloud’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. All references to “we,” “us,” or “our” mean Applied Digital Cloud Corporation, SAI Computing LLC, and SAI Computing Holdings LLC, collectively.

Business Overview

Applied Digital Cloud Corporation (“Cloud”), SAI Computing LLC, and SAI Computing Holdings LLC, each a wholly owned subsidiary of the Company (as defined below) constitute the cloud business of the Company’s operations (the “Cloud Business”), which provides cloud services to customers, such as AI and machine learning developers by renting space at third party co-location centers and providing customers with access to its cloud computing equipment.

On May 5, 2026 (the “Closing Date”), Ekso Bionics Holdings, Inc., a Nevada corporation (“Ekso” or the “Company”), consummated the previously announced business combination transaction (the “Business Combination”) contemplated by that certain Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”), dated February 15, 2026, by and among Ekso, APLD Intermediate HoldCo LLC, a Delaware limited liability company (“APLD Intermediate”), APLD ChronoScale HoldCo LLC, a Delaware limited liability company and a wholly owned subsidiary of APLD Intermediate (“Contributor”), each a wholly owned direct or indirect subsidiary of Applied Parent, and Cloud, a wholly owned indirect subsidiary of Applied Parent and a direct subsidiary of Contributor as of immediately prior to Closing (as defined below). Upon the Closing, the Company changed its name to “ChronoScale Corporation” and Cloud became a wholly owned subsidiary of the Company. Unless the context otherwise requires, references to the “Company” refer to Ekso Bionics Holdings, Inc. prior to the Closing and ChronoScale Corporation following the Closing.

Trends and Other Factors Affecting Our Business

Regulatory Environment

The regulatory landscape surrounding cloud computing is still evolving, and we anticipate increased scrutiny and potential regulation in the near and long term. Any such developments may significantly impact our business and operations in ways that are difficult to predict.

We closely monitor legislative and regulatory developments and engage in dialogue with relevant stakeholders to ensure our business practices align with the evolving legal and regulatory framework. Despite the uncertainties posed by the changing regulatory landscape, we remain committed to delivering innovative and responsible solutions in cloud services while prioritizing compliance and risk management. However, if we fail to comply with applicable laws and regulations, we may be subject to significant liabilities, including fines and penalties, and our business, financial condition, or results of operations could be adversely affected.

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Business Update

During the nine months ended February 28, 2026, we recognized $53.2 million in revenue, a decrease of $18.1 million over $71.3 million in revenue recognized during the nine months ended February 28, 2025. As of each of February 28, 2026 and February 28, 2025, we had one customer.

During fiscal year ended May 31, 2025, we recognized $84.4 million in revenue, an increase of 191% over $29.0 million in revenue recognized during the fiscal year ended May 31, 2024. We currently operate in three states: Colorado, Minnesota, and Utah, by renting space at third party colocation centers and providing our customers with Company-owned equipment to generate revenue. As of May 31, 2025, we had one customer, and as of May 31, 2024, we had two customers.

During the fiscal year ended May 31, 2025, we renegotiated the majority of our computing equipment finance leases to extend the amortization period on these computing equipment finance leases to five years, which is better aligned with their expected useful life. As such, during the fiscal year ended May 31, 2025, amortization expense decreased comparatively.

Debt Financing

During the fiscal year ended May 31, 2025, we entered into two Simple Agreement for Future Equity (“SAFE”) agreements totaling $12.0 million with an investor.

Recent Developments

In connection with, and as a condition to the Closing of the Business Combination, on May 1, 2026, the Company entered into the Securities Purchase Agreement with Applied Parent, pursuant to which the Company agreed to sell and issue to Applied Parent 1,311,407 shares of Common Stock (the “Private Placement Shares”). The Private Placement Shares were sold at an offering price of $12.01 per share, the closing price of the Common Stock on April 30, 2026, the date immediately preceding the date of execution of the Securities Purchase Agreement, for gross proceeds of approximately $15.8 million. The closing of the transaction pursuant to the Securities Purchase Agreement took place on May 5, 2026 immediately prior to the Closing.

On June 2, 2026, Applied Parent paid off all amounts outstanding under the SAFE agreements in an amount of $13.3 million following agreement with the investor.

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Results of Operations

Results of Operations for the Three and Nine Months Ended February 28, 2026 and February 28, 2025

The following table sets forth key components of the results of operations (in thousands) during the three and nine months ended February 28, 2026 and February 28, 2025.

	Three Months Ended		Nine Months Ended
	February 28, 2026	February 28, 2025	February 28, 2026	February 28, 2025

Revenue	$18,087	$17,754	$53,207	$71,313
Costs and expenses:
Cost of revenues	17,716	23,342	65,618	91,359
Selling, general and administrative	10,853	14,727	11,911	21,889
Loss on abandonment of assets	107	—	598	—
Total costs and expenses	28,676	38,069	78,127	113,248
Operating loss	(10,589)	(20,315)	(24,920)	(41,935)
Interest expense, net	2,058	4,541	7,897	13,444
Net loss before income tax expense	(12,647)	(24,856)	(32,817)	(55,379)
Income tax expense	—	—	—	—
Net loss	$(12,647)	$(24,856)	$(32,817)	$(55,379)

Commentary on Results of Operations for the Three Months Ended February 28, 2026 compared to the Three Months Ended February 28, 2025

Revenue

Revenue increased $0.3 million, or 2%, from $17.8 million for the three months ended February 28, 2025 to $18.1 million for the three months ended February 28, 2026 due to overall performance improvements in the business.

Cost of revenues

Cost of revenues decreased by $5.6 million, or 24%, from $23.3 million for the three months ended February 28, 2025 to $17.7 million for the three months ended February 28, 2026. The decrease was due to the following changes:

●	approximately $6.6 million decrease in lease and lease related expenses due to the renegotiations of certain of our leases during the three months ended February 28, 2026; and

●	approximately $0.8 million decrease in personnel expenses for employee costs directly attributable to generating revenue resulting from decreased headcount.

These decreases were partially offset by an approximately $0.9 million increase in depreciation and amortization and an approximately $0.9 million increase in energy costs and other expenses directly attributable to generating revenue.

Selling, general and administrative expense

Selling, general and administrative expense decreased by $3.9 million, or 26%, from $14.7 million for the three months ended February 28, 2025 to $10.9 million for the three months ended February 28, 2026. The decrease was primarily due to approximately $7.3 million decrease in lease and lease related expenses due to the renegotiations of certain of our leases during the three months ended February 28, 2026. This decrease was partially offset by an increase of approximately $3.4 million in professional service expenses related to legal services primarily provided on discrete transactions and projects.

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Loss on abandonment of assets

Loss on abandonment of assets was $0.1 million for the three months ended February 28, 2026, driven by the write down of assets to their fair value upon disposal. There was no such loss recorded in the prior year comparative period.

Interest expense, net

Interest expense, net decreased by $2.5 million, or 55%, from $4.5 million for the three months ended February 28, 2025 to $2.1 million for the three months ended February 28, 2026. This decrease was primarily driven by a decrease in finance lease interest associated with the renegotiation of the majority of our finance leases during the three months ended February 28, 2026.

Commentary on Results of Operations for the Nine Months Ended February 28, 2026 compared to the Nine Months Ended February 28, 2025

Revenue

Revenue decreased by $18.1 million, or 25%, from $71.3 million for the nine months ended February 28, 2025 to $53.2 million for the nine months ended February 28, 2026. This decrease was primarily due to the loss of a customer compared to the nine months ended February 28, 2025.

Cost of revenues

Cost of revenues decreased by $25.7 million, or 28%, from $91.4 million for the nine months ended February 28, 2025 to $65.6 million for the nine months ended February 28, 2026. The decrease was categorized as follows:

●	approximately $21.0 million decrease in depreciation and amortization primarily due to a decrease in amortization of finance lease right-of-use assets due to the renegotiations of certain of our leases during fiscal year 2026;

●	approximately $3.8 million decrease in lease and lease related expenses due to the renegotiations of certain of our leases; and

●	approximately $2.0 million decrease in personnel expenses for employee costs directly attributable to generating revenue.

These decreases were partially offset by an approximately $1.1 million increase in energy costs and other expenses directly attributable to generating revenue.

Selling, general and administrative expense

Selling, general and administrative expense decreased by $10.0 million, or 46%, from $21.9 million for the nine months ended February 28, 2025 to $11.9 million for the nine months ended February 28, 2026. The change in selling, general, and administrative expense was categorized as follows:

●	approximately $14.8 million decrease in lease and lease related expenses due to the renegotiations of certain of our leases; and

●	approximately $0.7 million decrease in depreciation and amortization due to a decrease in amortization of finance lease right-of-use assets due to the renegotiation of certain of our leases during fiscal year 2026.

These decreases were partially offset by an approximately $2.9 million increase in professional services expenses related to legal services primarily provided on discrete transactions and projects, and an approximately $1.9 million increase in stock based compensation due to the reversal of expense associated with award forfeitures and cancellations that occurred during the prior year period. Also offsetting the decreases was an approximately $0.7 million increase in personnel expenses and other costs that were not directly attributable to generating revenue.

Loss on abandonment of assets

Loss on abandonment of assets was $0.6 million for the nine months ended February 28, 2026, driven by the write down of assets to their fair value upon disposal. There was no such loss recorded in the prior comparative period.

Interest expense, net

Interest expense, net decreased by $5.5 million, or 41%, from $13.4 million for the nine months ended February 28, 2025 to $7.9 million for the nine months ended February 28, 2026. This decrease was primarily driven by a decrease in finance lease interest associated with the renegotiation of the majority of our finance leases during the period.

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Results of Operations for the fiscal year ended May 31, 2025 compared to the fiscal year ended May 31, 2024

The following table sets forth key components of the results of operations (in thousands) during the fiscal years ended May 31, 2025 and May 31, 2024.

	Fiscal Year Ended
	May 31, 2025	May 31, 2024

Revenue	$84,376	$28,957
Costs and expenses:
Cost of revenues	115,308	41,687
Selling, general and administrative	24,813	52,756
Gain on abandonment of assets	(414)	—
Total costs and expenses	139,707	94,443
Operating loss	(55,331)	(65,486)
Interest expense, net	17,399	9,809
Net loss before income tax expense	(72,730)	(75,295)
Income tax expense	—	—
Net loss	$(72,730)	$(75,295)

Commentary on Results of Operations for the fiscal year ended May 31, 2025 compared to the fiscal year ended May 31, 2024

Revenue

Revenue increased $55.4 million, or 191%, from $29.0 million for the fiscal year ended May 31, 2024 to $84.4 million for the fiscal year ended May 31, 2025 due to the deployment of four additional GPU clusters during the fiscal year ended May 31, 2025.

Cost of revenues

Cost of revenues increased by $73.6 million, or 177%, from $41.7 million for the fiscal year ended May 31, 2024 to $115.3 million for the fiscal year ended May 31, 2025. The increase was due to the following changes:

●	approximately $48.7 million increase in depreciation and amortization expense due to an increase in owned and leased assets in-service directly supporting revenue;

●	approximately $18.1 million increase in lease and lease related expenses for the use of data center space;

●	approximately $1.8 million increase in personnel expenses for employee costs directly attributable to generating revenue resulting from increased headcount;

●	approximately $1.7 million increase in energy costs related to the data centers; and

●	approximately $3.3 million increase in other expenses directly attributable to generating revenue.

Selling, general and administrative expense

Selling, general and administrative expense decreased by $27.9 million, or 53%, from $52.8 million for the fiscal year ended May 31, 2024 to $24.8 million for the fiscal year ended May 31, 2025. The decrease was due to the following changes:

●	approximately $25.9 million decrease in depreciation and amortization primarily due to GPU cluster deployments, which are now revenue generating and as such, the depreciation and amortization is now captured as a part of cost of revenues;

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●	approximately $11.5 million decrease in stock-based compensation due to the cancellation of certain performance- based awards and terminations during the period, accompanied by forfeitures of previously issued awards, resulting in a reversal of the expense previously recognized for the associated awards; and

●	approximately $2.1 million decrease in personnel expenses.

These decreases were partially offset by approximately $9.5 million increase in bad debt expense, $1.8 million increase in lease and related expenses due to operating leases expense for data center space not yet being used to generate revenue, and $0.3 million increase in other costs that were not directly attributable to generating revenue.

Gain on abandonment of assets

Gain on abandonment of assets was $0.4 million for the fiscal year ended May 31, 2025, due to the Company receiving a partial refund of previously-paid costs upon terminating unutilized operating leases. There was no such gain recorded in the prior year comparative period.

Interest expense, net

Interest expense, net increased $7.6 million, or 77%, from $9.8 million for the fiscal year ended May 31, 2024 to $17.4 million for the fiscal year ended May 31, 2025. The increase was primarily driven by a $7.8 million increase in finance lease interest due to an increase in finance leases between periods. This increase was partially offset by a $0.2 million decrease in loan issuance costs.

Funding Requirements

We have experienced net losses through the period ended February 28, 2026. Our transition to profitability is dependent on the successful operation of our business.

We expect to have sufficient liquidity, including cash on hand, payments from customers, access to debt financing, and access to public capital markets, to support ongoing operations and meet our working capital needs for at least the next 12 months and all of our known requirements and plans for cash. However, we may be unable to raise additional funds or enter into such arrangements when needed on favorable terms, or at all, which would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our ongoing operations and development plans. We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect, in which case, we would be required to obtain additional financing sooner than currently projected, which may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

We expect that our general and administrative expenses and our operating expenditures will continue to increase as we continue to expand our operations.

Sources of Liquidity

As of May 31, 2025, we had cash of $2.4 million and a working capital deficit of $151.2 million and as of February 28, 2026, we had cash of $0.1 million and a working capital deficit of $64.8 million, which raised substantial doubt about our ability to continue as a going concern. Historically, we have incurred losses and have relied on Applied Parent to provide financing for our operations.

Subsequent to the year ended May 31, 2025, we renegotiated the majority of our finance leases to extend the duration of the lease agreements, thus extending finance lease payments through fiscal year 2028.

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Additionally, after May 31, 2025 and through May 31, 2026, we made finance lease payments of approximately $89.5 million and operating lease payments of $21.0 million. We expect positive cash flows from operations to support our obligations and, in connection with the Business Combination (which closed on May 5, 2026), we raised $15.8 million in equity funding (gross, before deducting Business Combination and other related expenses). Finally, we have the ability to modify the timing of our capital spending and extend our payment terms with vendors, if necessary.

Based on this analysis, we believe that substantial doubt to continue as a going concern has been alleviated. Management believes these events are sufficient to allow us to meet our obligations for at least one year after the date these carve-out financial statements are issued.

Recent Financing Activities

During the fiscal year ended May 31, 2025, we entered into two Simple Agreement for Future Equity (“SAFE”) agreements totaling $12.0 million with an investor. See “Note 5 - Debt” for further discussion.

Material Contractual Obligations

In the ordinary course of business, we enter into contractual arrangements that require future cash payments.

The following table sets forth information regarding our anticipated future cash payments under our contractual obligations as of February 28, 2026 (in thousands):

	Payments Due by Period
	Total	Remainder of FY 2026	FY 2027	FY 2028	FY 2029	FY 2030	Thereafter
Debt obligations(1)	$12,000	—	—	—	—	—	$12,000
Operating lease obligations(2)	$70,402	5,293	21,798	22,623	17,152	3,536	$—
Financing lease obligations(3)	$76,605	14,583	51,055	10,967	—	—	$—

(1)	Debt obligations presented in the table reflect SAFE agreements which were accounted for in accordance with ASC 480 as described in Note 5 to the unaudited condensed combined financial statements for further discussion.

(2)	Operating lease obligations include future minimum payments for our operating leases.

(3)	Financing lease obligations include future minimum payments for our finance leases.

The following table sets forth information regarding our anticipated future cash payments under our contractual obligations as of May 31, 2025 (in thousands):

	Payments Due by Period
	Total	FY 2026	FY 2027	FY 2028	FY 2029	FY 2030	Thereafter
Debt obligations(1)	$12,000	—	—	—	—	—	12,000
Operating lease obligations(2)	$86,142	21,033	21,798	22,623	17,152	3,536	—
Financing lease obligations(3)	$140,296	140,296	—	—	—	—	—

(1)	Debt obligations presented in the table reflect SAFE agreements which were accounted for in accordance with ASC 480 as described in Note 5 to the combined financial statements for further discussion.

(2)	Operating lease obligations include future minimum payments for our operating leases.

(3)	Financing lease obligations include future minimum payments for our finance leases.

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Summary of Cash Flows

Summary of Cash Flows for the Nine Months Ended February 28, 2026

The following table provides information about our net cash flow for the nine months ended February 28, 2026 and February 28, 2025, respectively.

	Nine Months Ended
$ in thousands	February 28, 2026	February 28, 2025
Net cash provided by (used in) operating activities	$113,106	$(7,420)
Net cash used in investing activities	(24,271)	(2,849)
Net cash (used in) provided by financing activities	(91,126)	10,282
Net (decrease) increase in cash	(2,291)	13
Cash at beginning of period	2,398	—
Cash at end of period	$107	$13

Commentary on the change in cash flows between the Nine Months Ended February 28, 2026 and Nine Months Ended February 28, 2025

Operating Activities

The net cash provided by (used in) operating activities changed by $120.5 million, or 1624%, from $7.4 million used in operating activities for the nine months ended February 28, 2025 to $113.1 million provided by operating activities for the nine months ended February 28, 2026. Activities that positively impacted operating cash flows during the nine months ended February 28, 2025 included changes in operating assets and liabilities as well as a decrease in net loss between comparative periods. These positive impacts were partially offset by a decrease in depreciation and amortization and lease expense due to renegotiations of certain agreements during the nine months ended February 28, 2026.

Investing Activities

The net cash used in investing activities changed by $21.4 million, or 752%, from $2.8 million for the nine months ended February 28, 2025 to $24.3 million for the nine months ended February 28, 2026. This change was primarily due to an increase in investments in property and equipment during the nine months ended February 28, 2026.

Financing Activities

The net cash (used in) provided by financing activities changed by $101.4 million, or 986%, from $10.3 million provided by financing activities for the nine months ended February 28, 2025 to $91.1 million used in financing activities for the nine months ended February 28, 2026. This change was primarily driven by an approximately $100.6 million decrease in net transactions with Applied Parent as well as the absence of $12.0 million of proceeds from the issuance of SAFE agreements that occurred during the nine months ended February 28, 2025. These decreases were partially offset by a decrease of $11.1 million in finance lease repayments during the nine months ended February 28, 2026 compared to the nine months ended February 28, 2025.

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Summary of Cash Flows for the Fiscal Years ended May 31, 2025 and May 31, 2024

The following table provides information about our net cash flow for the fiscal years ended May 31, 2025 and May 31, 2024, respectively.

	Fiscal Year Ended
$ in thousands	May 31, 2025	May 31, 2024
Net cash (used in) provided by operating activities	$(7,222)	$49,808
Net cash used in investing activities	(1,376)	(57,612)
Net cash provided by financing activities	10,996	7,804
Net increase in cash	2,398	—
Cash at beginning of period	—	—
Cash at end of period	$2,398	$—

Commentary on the change in cash flows between fiscal years ended May 31, 2025 and May 31, 2024

Operating Activities

The net cash (used in) provided by operating activities changed by $57.0 million, or 114%, from $49.8 million provided by operating activities for the fiscal year ended May 31, 2024 to $7.2 million used in operating activities for the fiscal year ended May 31, 2025. This change was primarily driven by a decrease in deferred revenue due to an increase in revenue recognized as services were provided and an increase in accounts payable due to the timing of payments between the periods. The change was also impacted by a decrease in stock-based compensation in the comparative periods. This period activity was offset by an increase in fixed asset depreciation as more assets were placed in service during the period. Also offsetting this change was an increase in lease expense as we entered into additional leases during the fiscal year ended May 31, 2025.

Investing Activities

The net cash used in investing activities decreased by $56.2 million, or 98%, from $57.6 million for the fiscal year ended May 31, 2024 to $1.4 million for the fiscal year ended May 31, 2025. This decrease was primarily driven by the absence of finance lease prepayments and fewer purchases of property and equipment made during the fiscal year ended May 31, 2025 compared to May 31, 2024.

Financing Activities

The net cash provided by financing activities increased by $3.2 million, or 41%, from $7.8 million for the fiscal year ended May 31, 2024 to $11.0 million for the fiscal year ended May 31, 2025. The primary reason for this change was an increase of $61.1 million in net transactions with Applied Parent as well as an increase of $12.0 million in SAFE agreements. The increases were partially offset by an increase of $69.9 million in finance lease repayments during the fiscal year ended May 31, 2025 compared to the fiscal year ended May 31, 2024.

Recent Accounting Pronouncements

For a discussion of recently issued financial accounting standards, refer to “Note 2 - Significant Accounting Policies.”

Critical Accounting Estimates and Significant Judgments

Our combined financial statements are prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”). In connection with the preparation of our combined financial statements, we are required to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our combined financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

While our significant accounting policies are described in more detail in Note 2 to our combined financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our combined financial statements.

Allocations From Applied Parent

The combined financial statements include expense allocations prior to the Business Combination for certain expenses provided by Applied Parent on a centralized basis, including, but not limited to, payroll, stock-based compensation and income taxes, and other expenses that are either specifically identifiable or clearly applicable to the Cloud Business. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis using an applicable measure of headcount or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Cloud Business during the periods presented. Management considers that such allocations have been made on a reasonable basis; however, these allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, stand-alone public entity.

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